Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 2, 2018, relating to the consolidated financial statements of Enphase Energy, Inc. and subsidiaries, appearing in the Annual Report on Form 10-K of Enphase Energy, Inc. for the year ended December 31, 2017.

/s/ DELOITTE & TOUCHE LLP

San Francisco, California

April 2, 2018